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                                                                    EXHIBIT 23.2


                       [Deloitte & Touche LLP Letterhead]



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-122208 of our report dated March 22, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity"), relating to the consolidated financial statements of Great Wolf Resorts, Inc. and subsidiaries and the combined financial statements of Great Lakes Predecessor appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the headings "Summary Financial Data," "Selected Financial Data" and "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP

Milwaukee, WI
May 5, 2005